Exhibit 99.1

GLUCOTRACK ANNOUNCES ETHICAL APPROVAL FOR LONG-TERM CLINICAL STUDY OF CONTINUOUS BLOOD GLUCOSE MONITOR

Long-term clinical evaluation represents key advancement following successful first-in-human study

Rutherford, NJ, May 13, 2025 (GLOBE NEWSWIRE) — Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical device company focused on the design, development, and commercialization of novel technologies for people with diabetes, today announced it has received ethical approval from the St. Vincent’s Hospital Melbourne Human Research Ethics Committee (HREC) for its long-term clinical study of the Company’s continuous blood glucose monitor (“CBGM”) in participants with type 1 and type 2 diabetes.

The prospective, single arm, multi-center study will enroll up to 30 participants with type 1 and type 2 diabetes mellitus requiring glucose monitoring and intensive insulin therapy. The study will evaluate the device’s performance and safety over an initial period of 1 year. The Company may complete additional submissions to extend the study to 3 years, upon completion of the initial study period. With this approval and per the Australian clinical study process, the Company will now notify Therapeutic Goods Administration (TGA), which is Australia’s regulatory authority for therapeutic goods such as medicines, medical devices, and diagnostic tests, before proceeding with enrollment. The first patients are expected to be implanted by July. The study will be conducted under Principal Investigator Professor David O’Neal (MBBS, MD, FRACP), the Director and Founder of the Diabetes Technology Research Group based at the University of Melbourne, Department of Medicine at St Vincent’s Hospital, Melbourne and Associate Professor Neale Cohen (MBBS, FRACP), Head of the Diabetes Clinical Research Laboratory at the Baker Heart and Diabetes Institute, Melbourne.

“I am excited to be bringing my expertise in leading clinical trials focused on novel diabetes technology to this important study of a device that directly measures blood glucose,” said Professor O’Neal. “This technology shows great promise for the ability to improve glycemic control and offer patients expanded choice in continuous glucose monitoring systems. The ability to directly measure glucose in blood rather than interstitial fluid could represent a significant advancement for people with diabetes seeking more accurate real-time glucose values.”

Glucotrack’s CBGM is a long-term implantable system with no wearable component, designed for up to three years of continuous, accurate blood glucose monitoring, offering a more convenient and less intrusive glucose monitoring solution. The CBGM measures glucose directly from blood, unlike traditional continuous glucose monitoring systems which measure glucose from interstitial fluid. Thus, it aims to provide real-time readings without the lag time typically associated with interstitial glucose measurements.

“Securing this approval represents a major milestone for our clinical program and builds on the successful completion of our first-in-human study earlier this year,” said Paul V. Goode, PhD, President & Chief Executive Officer. “We are honored to work with Professor O’Neal and his team on this long-term clinical study of our novel CBGM. This year-long study will provide critical insights into the long-term performance, safety and reliability of our innovative technology, which is designed to address key challenges identified by people with diabetes – including the need for extended sensor life, elimination of on-body wearables and the benefits of direct blood glucose measurement.”

The Glucotrack Continuous Blood Glucose Monitor is an Investigational Device and is limited by federal (or United States) law to investigational use.

For more information about Glucotrack’s CBGM, visit glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

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About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s CBGM is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. For more information, please visit http://www.glucotrack.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on March 31, 2025.

Contacts:

Investor Relations:

investors@glucotrack.com

Media:

GlucotrackPR@icrinc.com